Exhibit (a)(1)

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “AXXES REAL ESTATE FUND”, FILED IN THIS OFFICE ON THE FIFTH DAY OF NOVEMBER, A.D. 2025, AT 9:40 O`CLOCK A.M.

10391934 8100	Authentication: 205233556
SR# 20254470488	Date: 11-05-25
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

●	First: The name of the trust is	Axxes Real Estate Fund

●	Second: The name and address of the Registered Agent in the State of Delaware is
Corporation Service Company 251 Little Falls Drive, Wilmington, DE 19808

●	Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

●	Fourth: (Insert any other information the trustees determine to include therein.)

By:	/s/ Gary Bachman
Trustee(s)

Name:	Gary Bachman
Typed or Printed

State of Delaware Secretary of State Division of Corporations
Delivered 09:40 AM 11/05/2025 FILED 09:40 AM 11/05/2025 SR 20254470488 - File Number 10391934